DESCRIPTION OF PRINCIPAL NATIONAL LIFE INSURANCE COMPANY’S ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES FOR POLICIES

PURSUANT TO RULE 6e-3(T)(b)(12)(iii) UNDER THE INVESTMENT COMPANY ACT OF 1940

This document sets forth the information called for under Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 (the “1940 Act”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the prospectus.

Rule 6e-3(T)(b)(12)(iii) provides exemptions from sections 22(c), 22(d), 22(e) and 27(c)(1) of the 1940 Act, and Rule 22c-1 thereunder, for issuance (including Face Amount increases), transfer, and redemption procedures applicable to Principal Variable Universal Life Income III (the “Policy”). To qualify for the exemptions: (i) procedures must be reasonable, fair and not discriminatory to the interests of the affected policyowners and to all other holders of policies of the same class or series funded by the Separate Account, and (ii) the procedures must be disclosed in the registration statement filed by the Separate Account.

Principal National Life Insurance Company (the “Company”) believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii), as described below.

1.	Purchases and Related Transactions
	Set	out below is a summary of the major contract provisions and administrative procedures relating to purchase
	transactions.	Because of the insurance nature of the Policy, the purchase procedures differ in certain significant
	respects	from the purchase procedures for mutual funds and variable annuity contracts.
	(a)	Application and Policy.
To purchase a Policy, a completed application, including any required supplements, must be submitted to the Company through the agent or broker selling the Policy. The Company generally will not issue policies to persons over age 85 for regularly underwritten Policies. Applicants must furnish satisfactory evidence of insurability. Acceptance is subject to the Company’s insurance underwriting guidelines and suitability rules and procedures. The Company reserves the right to reject any application or related premium if, in its view, its insurance underwriting guidelines and suitability rules and procedures are not satisfied.
The minimum Face Amount for issue of a Policy is $100,000. The Company reserves the right to revise its rules from time to time to specify either a higher or lower minimum Face Amount.
The “Policy Date” is the date the Company issues a Policy. Policy Years and anniversaries will be determined from the Policy Date regardless of when a Policy is delivered. Each Policy also has an Effective Date. The Policy Date and the Effective Date will be the same unless (i) a backdated Policy Date is requested, (ii) the Policy is applied for on a cash-on-delivery basis, or (iii) application amendments are required. In such cases, the Effective Date will be the date on which the required premiums have been received at the Company’s home office and any application amendments have been received, reviewed, and accepted in the Company’s home office. The Company does not date Policies on the 29th, 30th or 31st day of any month of the year. Policies that would otherwise be dated on these days will be dated on the first day of the following month. Policies issued on a cash-on-delivery basis and that would otherwise be dated on the 29th, 30th or 31st will be dated on the first day of the following month. The Policy Date is shown on the data pages for the Policy.
Upon specific Written Request of the applicant in the application and subject to the Company’s approval, a Policy may be issued with a backdated Policy Date. The Policy Date may not be more than six months
	prior	to the date of the application or such shorter backdating period as required by state law. Payment of
	at	least the Monthly Policy Charges is required for the period the Policy is backdated.
	If	a payment in at least the amount shown on the Policy illustration is submitted with the completed
	application,	then the selling agent or broker will deliver a conditional receipt to the applicant

	acknowledging	receipt of the initial payment and describing any interim insurance coverage and conditions.
	No	insurance is in effect under a Policy until the Policy is physically delivered to the applicant and the
	applicant	has accepted the Policy. If the proposed Insured dies before actual physical delivery to and
	acceptance	of the Policy by the applicant, no insurance coverage exists under the Policy; insurance
	coverage,	if any, will be provided solely under the terms of the conditional receipt, if any, given to the applicant.
	If	the Company rejects an application or a policyowner chooses to cancel the Policy during the free-look
	period,	the Company will refund all amounts paid under the application or Policy in states where required.
	In	states where permitted, the Company will refund the Net Policy Value plus any fees or charges taken
	(which	may be more or less than the premiums paid). The postmark dates on the envelopes delivering the
	Policy	and the Written Request for cancellation determine whether a Policy has been cancelled within the
	designated	free-look period. Refunds will ordinarily be made within five Business Days after the Company
	receives	a Policy returned during the free-look period. The initial Net Premium (and other Net Premiums
	received	prior to the Effective Date and twenty days after the Effective Date) is allocated to the Money
	Market	Division. If the Policy is issued and the policyowner does not exercise the free-look privilege,
	twenty-one	days after the Effective Date the money is reallocated to the Divisions, Fixed Account and/or
	Fixed	DCA Account, according to the Owner’s instruction.
(b)	Payment of Premiums.
	Premiums	must be paid to the Company at its home office. There is no fixed schedule of premium
	payments	on a Policy either as to the amount or timing of the payments. A Policy will remain in force as
	long	as the Surrender Value, less any loans and unpaid loan interest, is sufficient to pay the Monthly Policy
	Charges	(defined in section (d) below) on the Policy.
	A	policyowner may select a Planned Periodic Premium schedule, within the limits set forth below, to fit the
	policyowner’s	insurance needs and financial abilities. Planned Periodic Premium schedules may provide
	for	annual, semiannual, quarterly or monthly payments. A pre-authorized withdrawal allows the Company
	to	deduct premiums, on a monthly basis, from the policyowner’s checking or other financial institution
	account.	The Company will send premium reminder notices in accordance with Planned Periodic Premium
	schedules	to policyowners who are on annual, semi-annual or quarterly premium payment schedules.
	Policyowners	may also make unscheduled premium payments to the Company at its home office, or pay by
	payroll	deduction where allowed by law and approved by the Company.
	(i)	Initial Premiums.
To apply for a Policy, a completed application, including any required supplements, must be submitted to the Company through the agent or broker selling the Policy. If interim coverage is desired, a payment in at least the amount shown on the Policy illustration must be submitted along with the completed application and any required supplements. The required minimum initial premium amount is shown on the Policy data pages.
	(ii)	Maximum Premiums.
In accordance with industry practice, the Company will establish procedures to handle errors in initial and additional premium payments to refund overpayments and collect underpayments, except for de minimis amounts. We will refund any excess portion of premiums paid that would disqualify the Policy as “life insurance” under Internal Revenue Code Section 7702, as amended. Unless the policyowner directs otherwise, We will refund all or part of any premiums that would make the Policy a modified endowment contract as defined in Internal Revenue Code Section 7702A, as amended.
	(iii)	Evidence of Insurability.

If any premium payment would increase a policy death benefit by more than it increases the Policy Value, the Company reserves the right to refund the premium payment. If the premium payment is not refunded, the Company may require satisfactory evidence of insurability under the Company’s current underwriting guidelines before accepting any such premium.
(c)	Allocation of Premiums.
	The	first premium is due on the Policy Date. This initial premium, net of deductions for the Premium
	Expense	Charge (the charge for any sales load, state, local and federal taxes), is allocated to the Money
	Market	Division at the end of the Valuation Period during which the Company receives the premium
	payment.	Any additional premium payments received during the period ending 20 days after the Effective
	Date,	less Premium Expense Charge, will be allocated to the Money Market Division at the end of the
	Valuation	Period during which such premiums are received. On the 21st day after the Effective Date,
	Policy	Value held in the Money Market Division is automatically transferred to the Divisions of the
	Separate	Account, the Fixed Account and/or the Fixed DCA Account, in accordance with the policyowner's
	direction	for allocation of premium payments.
	The	allocation percentages for each Division, the Fixed Account and the Fixed DCA Account must be zero
	or	a whole number, with the sum of the percentages equal to 100. The policyowner may change the
	allocation	upon delivery to the Company of written Notice or other Notice approved by the Company in
	advance.	No fee or penalty is charged for changes of allocation. New allocation percentages will be
	effective	as of the end of the Valuation Period in which the Company receives the policyowner's
	instructions	in proper form.
(d)	Monthly Policy Charges.
	The	Company deducts a Monthly Policy Charge from the Policy Value. The Monthly Policy Charge is
	equal	to the sum of the cost of insurance charge, the cost of the monthly administration charge, the cost of
	the	monthly policy issue charge, the cost of optional insurance benefits provided by riders (if any), and the
	current	asset based charge in effect on the Monthly Date (the day of the month which is the same as the day
	of	the Policy Date). The cost of insurance charge, which is calculated on each Monthly Date, is based on
	age	at issue and Adjustment, duration since issue and Adjustment, tobacco status and risk classification of
	the	Insured. The monthly cost of insurance may also be based on gender of the Insured except for policies
	issued	in states that require unisex pricing or in connection with employment insurance and benefit plans
	not	based on the gender of the Insured. Current monthly cost of insurance rates will be determined by the
	Company	based on its expectations as to future investment earnings, expenses, mortality and persistency
	experience.	Cost of insurance rates will never be greater than the maximum charge based on the 2001
	Smoker	and Nonsmoker Commissioners Standard Ordinary Mortality Tables, age nearest birthday. The
	cost	of insurance rate for an underwritten Face Amount increase is based on the same factors described in
	this	paragraph.
(e)	Change in Face Amount.
	A	policyowner may make a Written Request to increase the Face Amount of a Policy at any time, so long
	as	the Policy is not in a grace period and premiums are not being waived under a rider. A policyowner may
	make	a Written Request to decrease the Face Amount at any time on or after the first policy anniversary so
	long	as the Policy is not in a grace period and premiums are not being waived under a rider. Any Written
	Request	for Adjustment of Face Amount is subject to these additional conditions:
	(i)	Any request for an increase in Face Amount must be applied for by a supplemental application and an Adjustment application, signed by the policyowner and the Insured, and shall be subject to evidence of insurability satisfactory to the Company under its underwriting guidelines then in effect. The minimum increase in Face Amount is $50,000 for a fully underwritten policy and $10,000 for a policy issued under a business underwriting program. The age of the Insured must be 85 (70 if policy is issued under a business underwriting program) or less at the time of the request.

	(ii)	A request for a decrease in Face Amount must be applied for by an Adjustment application, signed by the policyowner, and may not reduce the Face Amount of the Policy below $100,000.
	(iii)	Any increase in Face Amount will be in a risk classification the Company determines.
	(iv)	Any Adjustment approved by the Company will become effective on the Monthly Date that coincides with or next follows the Company's approval of the request.
	If	a payment in an amount equal to or greater than the Adjustment premium is submitted with the
	Adjustment	application, then an Adjustment premium conditional receipt is given to the policyowner
	reflecting	receipt of the payment and outlining any interim insurance coverage provided by the conditional
	receipt.	The payment submitted with the Adjustment application will be considered a premium payment for
	the	Policy and will be allocated as set out in paragraph (c) above.
(f)	Exchange Right.
	During	the first 24 months following any Effective Date on a Policy, the policyowner may exercise the
	right	to exchange the Policy, provided that the Policy is not in a grace period. Exercise of the exchange
	right	means the policyowner makes an irrevocable, one-time election to convert the Policy to a fixed life
	insurance	policy by transferring all value from the Divisions of the Separate Account and Fixed DCA
	Account	to the Fixed Account.
(g)	Reinstatement.
	If	a Policy terminates due to expiration of the grace period, the policyowner may apply for reinstatement
	any	time within three years of termination. Conditions for reinstatement are:
	(i)	Reinstatement is prior to the Maturity Date;
	(ii)	Not more than three years have elapsed since the Policy terminated;
	(iii)	The Insured is alive;
	(iv)	The Company receives satisfactory proof of insurability based upon the Company's current insurance underwriting guidelines;
	(v)	Payment or reinstatement of all Loan Indebtedness (if any) existing at termination; and
	(vi)	Payment of the minimum required reinstatement premium. The minimum required reinstatement premium if the Policy is terminated in the first ten Policy Years is the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall.
The cumulative premium shortfall is [A minus B] plus C where:
		A	is the cumulative minimum monthly premium due at the end of the grace period; and
		B	is the amount equal to all premiums paid minus the sum of the Loan Indebtedness and partial surrenders; and
		C	is three No-Lapse Guarantee Monthly Premiums.
The Net Surrender Value shortfall is [A plus B] divided by C where:
		A	is any amount by which the surrender charge is more than the Net Policy Value at the end of the grace period after the Monthly Policy Charge is deducted;

B	is three Monthly Policy Charges; and
C	is 1 minus the Guaranteed Maximum Premium Expense Charge percentage.

The minimum required reinstatement premium if the Policy terminated in Policy Years 11 and later is the Net Surrender Value shortfall stated above.

Reinstatement will be effective on the Monthly Date next following the Company's approval of the reinstatement application.

The Policy Date of the Policy will remain the original Policy Date. Upon reinstatement, new data pages are delivered to the policyowner.

Reinstatement is not available if a Policy has been surrendered.

(h)	Repayment of Loan Indebtedness.
A policy loan may be repaid in whole or in part at any time while the Policy is in force. Loan repayments will be applied at the end of the Valuation Period that payment is received in the Company’s home office. If the policyowner does not designate a payment as a premium payment, or if the Company cannot identify it as a premium payment, the Company will apply payments received as loan repayments if a loan is outstanding. When a loan repayment is made, Policy Value equal to the loan repayment will be allocated among the Divisions of the Separate Account, the Fixed Account and/or the Fixed DCA Account in the proportion currently designated by policyowner for allocation of premium payments. Unless the Company is instructed otherwise, the balance of a payment not needed to repay a loan, less the Premium Expense Charge, will be applied to the Divisions, the Fixed Account and/or the Fixed DCA Account according to the premium allocation then in effect.
(i)	Misstatements of Age or Gender.
If the age or gender of the Insured has been misstated in an application, the death benefit under the Policy will be the Policy Value plus the amount that would be purchased by the most recent mortality charge at the correct age and gender, if applicable.
2.	Redemptions and Related Transactions
	Set	out below is a summary of the major contract provisions and administrative procedures relating to
	redemption	transactions. Because of the insurance nature of the contract, the procedures differ in certain
	significant	respects from procedures for mutual funds and annuity contracts.
	(a)	Surrenders.
the first ten Policy Years (or ten Policy Years after a face increase), the Policy imposes a surrender upon full surrender.
long as the Policy is in effect, a policyowner may elect to surrender the Policy and receive its Net
Value. Net Surrender Value is determined by the Company as of the date it receives the written surrender Notice.
the first Policy Year and so long as a Policy is in effect, policyowner may request:
An unscheduled partial surrender from the Net Surrender Value. No more than two unscheduled partial surrender requests are permitted in any Policy Year. The maximum partial surrender amount in a Policy Year is 75% of the Net Surrender Value as of the Effective Date of the unscheduled partial surrender. An unscheduled partial surrender may not decrease the Face Amount of the Policy to less than $100,000. An unscheduled partial surrender may cause a reduction in Face Amount. An unscheduled partial surrender will be processed effective the Valuation Date written Notice is received in the home office of the Company.
	•	A scheduled partial surrender. The maximum amount of each scheduled partial surrender is 90% of the Net Surrender Value (as of the date of each scheduled partial surrender). The policyowner selects the amount and frequency of the scheduled partial surrenders. The scheduled partial surrenders continue until the Company receives instruction from the policyowner to stop the scheduled partial surrenders or until the total of surrenders equals premiums paid into the Policy. When all of the Net Premiums have been surrendered, policy loans commence so as to provide the same payment stream to the policyowner as had been provided under the scheduled partial surrenders.
	The	Policy Value is reduced by the amount of the partial surrender.
	If	Death Benefit Option 1 is in effect at the time of a partial surrender and the death benefit equals the Face
	Amount,	then the Policy's Face Amount is reduced on the first Monthly Date a scheduled partial surrender
	is	effective (and each subsequent policy anniversary). The amount of the reduction is the sum of the
	scheduled	partial surrenders planned for that Policy Year that are not deemed to be preferred partial
	surrenders.	1 If the amount of the scheduled partial surrenders is increased, the Face Amount is reduced on
	the	Monthly Date the increase is effective. If the amount of the scheduled partial surrender is decreased,
	the	Face Amount is not increased.
	If	Death Benefit Option 2 is in effect, there is no reduction in the Face Amount upon a scheduled partial surrender.
	If	Death Benefit Option 3 is in effect, the Face Amount is reduced on the first Monthly Date a scheduled
	partial	surrender occurs and on each subsequent policy anniversary. The Face Amount may also be
	reduced	on the Monthly Date any increase to a scheduled partial surrenders is effective. The Face Amount
	is	reduced by the lesser of (a) or (b) where:
(a) is the amount of the scheduled partial surrenders planned for that Policy Year, and
(b) is the greater of (i) the amount that total partial surrenders exceed total premiums paid, or (ii) zero.
	Any	reduction of Face Amount will be made on a last in, first out basis. The resulting Face Amount must
	be	not less than the greater of $100,000, or the minimum Face Amount shown on the current data pages.
	Surrender	proceeds will ordinarily be paid within five Business Days from the date of receipt of a Written
	Request	at the Company's home office.
	A	policyowner may designate the amount of the partial surrender to be withdrawn from each of the
	Divisions	of the Separate Account, the Fixed Account and the Fixed DCA Account. If no designation is
	made,	the amount of the partial surrender will be withdrawn in the same proportion as allocation instruction
	in	effect for the Monthly Policy Charge.
(b)	Benefit Claims.
	(i)	Death Proceeds.

1 Preferred partial surrender pertains only if a Policy has Death Benefit Option 1 in effect. During Policy Years two through 15, ten percent (10%) of the Net Surrender Value as of the end of the prior Policy Year may be surrendered without a resulting decrease in the Face Amount. Any amount surrendered in excess of 10% causes a reduction in the Face Amount. The preferred partial surrender privilege is not cumulative and cannot exceed $100,000 in any one Policy Year or $250,000 over the life of the Policy.

The Company will pay death proceeds to the named beneficiary(ies) after it receives Notice and proof that the Insured died before the Maturity Date as shown on the current data pages and after the Company receives a completed and signed Beneficiary Statement(s) (Claim Form). The amount of death proceeds is:
• the death benefit described below, plus
• proceeds from any benefit rider to the Policy, minus
• any Loan Indebtedness and any overdue Monthly Policy Charges, plus
• interest on the death proceeds as required by state law.
		Death	benefit proceeds are determined as of the Insured's date of death, or on the next following
		Valuation	Date if the date of death is not a Valuation Date. Benefit claims will ordinarily be paid
		within	five Business Days after all necessary claim requirements are received.
		The	Company offers beneficiaries and policyowners a wide variety of settlement options.
	(ii)	Death Benefit Options.
		The	Policy provides three death benefit options. The policyowner designates the death benefit option
		in	the application.
		(A)	Death Benefit Option 1: The death benefit is the greater of the Policy's Face Amount or the Policy Value on the date of death multiplied by the applicable percentage as determined by the Guideline Premium/Cash Value Corridor Test percentage table as shown in the Policy.
		(B)	Death Benefit Option 2: Death benefit is the greater of the Policy's Face Amount plus its Policy Value on the date of death, or the amount of the Policy Value on date of death multiplied by the applicable percentage as determined by the Guideline Premium/Cash Value Corridor Test percentage table as shown in the Policy.
		(C)	Death Benefit Option 3: The death benefit equals the greater of (1) the Face Amount plus the greater of a) premiums paid less partial surrenders or b) zero, or (2) the amount found by multiplying the Policy Value by the applicable percentage as determined by the Guideline Premium/Cash Value Corridor Test in the percentage table as shown in the Policy.
	(iii)	Benefit Payable at Maturity.
		The	amount of the benefit payable at maturity is the Net Surrender Value on the Maturity Date. This
		benefit	will only be paid if the Insured is living on the Policy Maturity Date. The Policy will mature on
		the	policy anniversary nearest the Insured's Attained Age 121.
(c)	Policy Loans.
	When	a policy loan is taken, a Loan Account is established. That portion of the Policy Value equal to the
	amount	of the loan will be redeemed from the Divisions of the Separate Account, the Fixed DCA Account
	and	the Fixed Account and transferred to the Loan Account. The redemptions will be in the proportions
	requested	by the policyowner. (There are no restrictions from which Accounts the loan amount can be
	transferred.	) The Loan Account is collateral for a policy loan. The Loan Account is part of the Company's
	General	Account. The Loan Account earns interest at a rate of 4% per annum, accrued daily and posted
	annually	on the policy anniversary.

As	long as the Policy remains in force and the Policy has Net Policy Value (but after the examination offer
period),	a policyowner may borrow money from the Company using the Policy as the only security for the
loan.	The maximum amount that may be borrowed is 90 percent of the Net Surrender Value of the Policy
as	of the date a loan request is processed at the Company's home office.
Proceeds	of policy loans ordinarily will be disbursed within five Business Days from the date a written loan
request	is processed at the Company's home office.
(i)	Unscheduled Loans.
Unscheduled loans are available in all Policy Years. If no instructions for allocation of the loaned amount is made by the policyowner, the loan amount will be withdrawn from the Divisions of the Separate Account, the Fixed DCA Account and the Fixed Account in the same proportion as the allocation used for the most recent Monthly Policy Charge.
(ii)	Scheduled Loans.
After the first Policy Year, scheduled policy loans are available on any Monthly Date. Scheduled loans may occur on a monthly, quarterly, semiannual or annual basis (based on the Policy Year). Before scheduled loans are available, the policyowner must have withdrawn, through partial surrenders, an amount equal to or exceeding the total premiums paid. The loan amount will be withdrawn from the Divisions of the Separate Account, the Fixed DCA Account and the Fixed Account in the same proportion as the allocation used for the most recent Monthly Policy Charge.
Any loan interest that is due and unpaid will be transferred in the same manner as described above for policy loans. The Loan Account will earn interest at four percent (4%) per year. On each policy anniversary, if there has been a loan repayment, this credited interest is transferred from the Loan Account to the Divisions of the Separate Account and the Fixed Account in the proportion currently designated by a policyowner for the allocation of premium payments.
(iii)	Loan Interest Charges.
The Company will charge interest on any unpaid Loan Indebtedness. Interest accrues daily at an effective annual interest rate of 5.50% during the first 10 Policy Years and 4.0% thereafter. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the Loan Indebtedness and bears interest at the rate then in effect on the Policy. Adding unpaid interest charges will cause additional amounts to be redeemed from the Divisions of the Separate Account, the Fixed DCA Account and/or the Fixed Account in the same manner as described above for loans.
The	net loan interest charge is 1.50% during the first 10 Policy Years and zero thereafter.
(iv)	Repayment of Loans.
Loan	Indebtedness may be repaid in part or in full as long as the Policy is in force. Upon repayment,
the	Policy Value securing the repaid portion of the loan in the Loan Account will be transferred to the
Divisions	of the Separate Account and the Fixed Account, applying the same allocation percentages
then	currently in effect for the allocation of premium payments. Any unpaid Loan Indebtedness is
subtracted	from death or maturity proceeds. Any payment sent to the Company without directions as to
application	will be applied first to repay any outstanding Loan Indebtedness.
(d)	Policy Termination and Grace Period.
(i)	Grace Period.

During the first ten Policy Years, a Policy will enter a 61-day grace period if on any Monthly Date: (1) the Policy does not satisfy a “no-lapse guarantee test”, and (2) the Net Surrender Value is less than the Monthly Policy Charge. The grace period will begin on the date the Company mails a grace period notice to the policyowner at the policyowner’s last post office address known to the Company. The grace period notice will include the following information:

  The minimum premium required to avoid termination of the Policy;
  Payment instructions; and
  The grace period end date.

A Policy satisfies the no-lapse guarantee test if [A minus B] is greater than or equal to C, where:

A	is the sum of premiums paid;
B	is the sum of Loan Indebtedness and partial surrenders; and
C	is the sum of the No-Lapse Guarantee Monthly Premiums since the Policy Date to the most recent Monthly Date.

The No-Lapse Guarantee Monthly Premium is shown on the current data pages.

If the Insured dies during a grace period, the Company will pay the policy death benefit.

(ii)	Termination.
The Policy also terminates:
When the Policy is surrendered in full;
When the death proceeds are paid; or
When the maturity proceeds are paid.
(e)	Suicide.
The Policy's death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within two years from the Policy Date (two years with respect to a Face Amount increase from the date of such Face Amount increase). In the event of suicide within the two-year period, the Company will be liable only for refund of an amount computed as follows: premiums paid (without interest), minus any Loan Indebtedness, minus any partial surrenders, and minus any surrender charges. This amount will be paid to the beneficiary(ies).
(f)	Payments; Deferment.
The Company usually pays surrenders, policy loans, or maturity proceeds within five Valuation Days after it receives Notice. The Company pays death benefits within five Valuation Days after it receives proof at its home office of the Insured's death and receives its completed death claim forms. The Company reserves the right to delay payment of the Fixed DCA Account and/or Fixed Account value for up to six months after it receives Notice of any surrender.
The Company may not be able to determine the value of the Divisions of its Separate Account if:

• The New York Stock Exchange is closed on other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;
			•	The Securities and Exchange Commission by order permits postponement for the protection of policyowners; or
			•	The Securities and Exchange Commission requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Separate Account assets.
		If	any of the three above events occur, the Company has the right to defer:
			•	Determination and payment of any surrenders, maturity or death proceeds;
			•	Payment of any policy loans;
			•	Determination of the Unit Values of the Divisions of the Separate Account;
			•	Any requested transfers to or from a Division; and
			•	Application of death proceeds or surrender proceeds under a settlement option.
		In	the event of such deferment, the amount of surrender, transfer or policy loan will be determined the first
		Valuation	Date following expiration of the permitted deferment. The death or maturity proceeds, surrender
		or	policy loan will be made within five Valuation Days thereafter.
3.	Transfers
	(a)	Transfers Allowed.
		A	policyowner may transfer amounts between the Fixed Account and/or the Divisions as provided below.
		To	request a transfer, Notice must be given to the Company. The transfer is made and value is determined
		as	of the Valuation Period in which the Company receives the Notice of transfer. The Company reserves
		the	right to reject transfer requests from someone requesting them for multiple policies for which they are
		not	the owner and to modify or revoke transfer privileges or to impose a transfer fee on unscheduled
		transfers	after the first in a Policy Year.
	(b)	Transfers From Fixed Account.
		A	policyowner may transfer amounts from the Fixed Account to a Division by making either scheduled or
		unscheduled	transfers (not both) during the same Policy Year.
		(i)	Unscheduled Fixed Account Transfers.
			One	unscheduled transfer may be made from the Fixed Account to a Division each Policy Year, as follows:
			(A)	Notice must be delivered to the Company within 30 days following either the Policy Date or any policy anniversary.
			(B)	The Notice must specify the dollar amount or percentage to be transferred, which must be at least the minimum unscheduled transfer amount shown on the current data pages and may not exceed 25 percent of the Policy's Fixed Account value as of the later of the Policy Date or the last policy anniversary. However, if the Fixed Account value is less than $1,000, 100 percent of the Fixed Account value may be transferred within 30 days following a policy anniversary.
	(ii)	Scheduled Fixed Account Transfers (Dollar Cost Averaging).
		Scheduled	transfers may be made from the Fixed Account as follows:
		(A)	Transfers will be on a monthly basis and will being on the date (other than the 29th, 30th or 31st) specified by the policyowner.
		(B)	The Fixed Account value must equal or exceed the minimum scheduled transfer value shown on the current data pages, which amount may be changed by the Company but will never exceed $10,000.
		(C)	The monthly transfer will be the dollar amount or percentage specified by policyowner and that amount must equal or exceed the minimum scheduled transfer amount shown on the current data pages. The monthly amount transferred cannot exceed 2 percent of the Fixed Account value as of the latest of the Policy Date, last policy anniversary, or date the transfer request is received by the Company.
		(D)	The transfers will continue until the Fixed Account value is zero or the policyowner directs the Company to discontinue transfers.
		(E)	The dollar amount or percentage of the scheduled transfers may be changed once each Policy Year by providing Notice to the Company.
		(F)	If the scheduled transfers are stopped, they may not start again until six months after the date of the last scheduled transfer.
(c)	Transfers from Divisions of the Separate Account.
	Transfers	may be made from a Division to either the Fixed Account or another Division by making either a
	scheduled	or unscheduled Division transfer, subject to the following conditions.
	(i)	Transfers to the Fixed Account.
		Transfers	to the Fixed Account are allowed only if:
		(A)	No transfer has been made from the Fixed Account for at least six months; and
		(B)	The Fixed Account value immediately after the transfer does not exceed $1,000,000, except with the Company's prior approval.
	(ii)	Unscheduled Division Transfers.
		Unscheduled	transfers may be made from a Division provided the policyowner specifies the dollar
		amount	or percentage to transfer from each Division, and the amount of the transfer must equal or
		exceed	the lesser of the value of the Division or the minimum scheduled transfer amount shown on the
		current	data pages. The Company reserves the right to impose a transfer fee on each unscheduled
		transfer	after the first unscheduled Division transfer in a Policy Year.
	(iii)	Scheduled Division Transfers (Dollar Cost Averaging).
		Scheduled	transfers from a Division are permitted as follows:

(A) Transfers will begin on the date specified, other than the 29th, 30th or 31st.
(B) The policyowner must specify the transfer frequency (annually, semi-annually, quarterly or monthly).
		(C)	The policyowner must specify the dollar amount or percentage to transfer from each Division and that amount must equal or exceed the lesser of the value of the Divisions or the minimum scheduled transfer amount shown on the current data pages.
		(D)	The value of each Division from which transfers are made must equal or exceed the minimum Division value for scheduled transfers shown on the current data pages.
		(E)	The transfers will continue until the value in the Division(s) is zero or the Company receives Notice to stop making the transfers.
		(F)	The Company reserves the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.
(d)	Automatic Portfolio Rebalancing.
	Automatic	portfolio rebalancing (APR) permits maintenance of a specific percentage of Policy Value in the
	Divisions.	APR transfers:
	(i)	Do not begin until the expiration of the free-look period or DCA Duration, if applicable.
	(ii)	May be made on the frequency specified by the policyowner, subject to the following:
		(A)	Quarterly APR transfers may be made on a calendar year or Policy Year basis.
		(B)	Semiannual or annual APR transfers may only be done on a Policy Year basis.
	(iii)	Do not begin until the Company receives Notice from the policyowner.
	(iv)	Are not available for values in the Fixed Account.
	(v)	Are not available if there are scheduled transfers (dollar cost averaging) from the same Division.
(e)	Effectiveness of Transfers.
	Transfers	are not effective until the end of the Valuation Period during which the Company receives
Notice.
4.	Service Available via Telephone and Internet
If the policyowner elects Internet and/or telephone privileges, instructions for the following transactions may be to the Company via the Internet or telephone:
change in allocations of future premium payments;
change in allocation of the Monthly Policy Charge;
change to APR instructions;
change to scheduled transfer instructions;

  unscheduled transfers; and
  policy loan (not available via the internet) (loan proceeds are mailed to the Owner's last known address).
5.	Right to Exchange Policy and Adjustment Computation Required by Rule 6e-3(T)(b)(13)(v)(B)
	During	the first 24 months following the Effective Date on a Policy, the policyowner may exercise the exchange
	right	provided that the Policy is not in a grace period. Exercise of the exchange right means the policyowner
	makes	an irrevocable, one-time election to transfer all value from the Divisions of the Separate Account and
	Fixed	DCA Account to the Fixed Account. The Policy Value immediately after the transfer will be the same as
	immediately	before the transfer. From the exchange date forward, the Policy Value will no longer be affected
	by	the investment performance of the Divisions.
6.	Statement of Value
	Each	year a statement will be sent to the policyowner that shows the following:
	(a)	the current death benefit;
	(b)	the current Policy Value and Surrender Value;
	(c)	all premiums paid since the last statement;
	(d)	all charges since the last statement;
	(e)	any Loan Indebtedness;
	(f)	any partial surrenders since the last statement;
	(g)	any investment gain or loss since the last statement; and
	(h)	the total value of each of the policyowner's Divisions, Fixed DCA Account and Fixed Account.
	The	Company will also send the policyowner the reports required by the Investment Company Act of 1940.